Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent consultants, Netherland, Sewell & Associates, Inc. hereby consents to the incorporation by reference in the Annual Report on Form 10-K of W&T Offshore, Inc. to be filed on or about March 9, 2007, of information from our reserve report with respect to the reserves of W&T Offshore, Inc. dated January 22, 2007, and entitled “Estimate of Reserves and Future Revenue to the W&T Offshore, Inc. Interest in Certain Oil and Gas Properties Located in State and Federal Waters Gulf of Mexico as of December 31, 2006,” and to the use of our reports on reserves and the incorporation of the reports on reserves for the years ended 2005 and 2004. We further consent to the incorporation by reference of information contained in our reports as of December 31, 2006, in the W&T Offshore, Inc. Registration Statement Nos. 333-126251 and 333-126252 on Form S-8.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:
Frederic D. Sewell, P.E. Chairman and Chief Executive Officer

Dallas, Texas

March 9, 2007